Free Writing Prospectus to Preliminary Pricing Supplement No. 4,170

Registration Statement Nos. 333-275587; 333-275587-01

Dated October 2, 2024; Filed pursuant to Rule 433

Morgan Stanley

2-Year Basket Buffered Jump Securities with Auto-Callable Feature

This document provides a summary of the terms of the securities. Investors must carefully review the accompanying preliminary pricing supplement referenced below, prospectus supplement, index supplement and prospectus, and the “Risk Considerations” on the following page, prior to making an investment decision.

Terms
Issuing entity:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Basket:	Basket component:		Weighting:
	Russell 2000® Index (“RTY”)		50%
	S&P MidCap 400® Index (“MID”)		50%
Early redemption:	Determination dates:	Call threshold level:	Early redemption payment:
	1st: October 13, 2025	100% of the initial basket value	At least $1,101.00
Buffer amount:	10% of principal (90% maximum loss)[1]
Pricing date:	October 10, 2024
Final determination date:	October 12, 2026
Maturity date:	October 15, 2026
CUSIP:	61776R4P6
Preliminary pricing supplement:	https://www.sec.gov/Archives/edgar/data/895421/000183988224032080/ms4170_424b2-19332.htm

1All payments are subject to our credit risk

Hypothetical Examples

Early Redemption[1]
Date	Change in Basket	Payment (per security)
1st Determination Date	+20%	$1,101.00
The securities are automatically redeemed on the early redemption date. Investors will receive a payment of $1,101.00 per security on the related early redemption date.

* Assumes an early redemption payment of $1,101.00 per security

Hypothetical Payout at Maturity[1]

Assuming that the basket closes below its initial basket value on the first determination date, and, consequently, the securities are not automatically redeemed prior to, and remain outstanding until, maturity:

Change in Basket	Payment (per security)
+30%	$1,375
+20%	$1,250
+10%	$1,125
0%	$1,000
-5%	$1,000
-10%	$1,000
-11%	$990
-20%	$900
-30%	$800
-40%	$700
-60%	$500
-80%	$300
-100%	$100

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Basket Components

For more information about the basket components, including historical performance information, see the accompanying preliminary pricing supplement.

Risk Considerations

The risks set forth below are discussed in more detail in the “Risk Factors” section in the accompanying preliminary pricing supplement. Please review those risk factors carefully prior to making an investment decision.

Risks Relating to an Investment in the Securities

●The securities do not pay interest and provide a minimum payment at maturity of only 10% of your principal.

●If the securities are redeemed prior to maturity, the appreciation potential of the securities is limited by the fixed early redemption payment.

●The automatic early redemption feature may limit the term of your investment to approximately one year. If the securities are redeemed early, you may not be able to reinvest at comparable terms or returns.

●The market price will be influenced by many unpredictable factors.

●The securities will not be listed and secondary trading may be limited. Accordingly, you should be willing to hold your securities for the entire 2-year term of the securities.

●The securities are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the securities.

●As a finance subsidiary, MSFL has no independent operations and will have no independent assets.

●The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the original issue price reduce the economic terms of the securities, cause the estimated value of the securities to be less than the original issue price and will adversely affect secondary market prices.

●The estimated value of the securities is approximately $974.70 per security, or within $35.00 of that estimate, and is determined by reference to our pricing and valuation models, which may differ from those of other dealers, and is not a maximum or minimum secondary market price.

●You have no shareholder rights.

●The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the securities.

●Hedging and trading activity by our affiliates could potentially adversely affect the value of the securities.

●The U.S. federal income tax consequences of an investment in the securities are uncertain.

Risks Relating to the Basket Components

●Changes in the value of one basket component may offset changes in the value of the other.

●Adjustments to the basket components could adversely affect the value of the securities.

●The securities are linked to the Russell 2000® Index and are subject to risks associated with small-capitalization companies.

Tax Considerations

You should review carefully the discussion in the accompanying preliminary pricing supplement under the caption “Additional Information About the Securities–Tax considerations” concerning the U.S. federal income tax consequences of an investment in the securities, and you should consult your tax adviser.